SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 5, 2002

The Liberty Corporation

(Exact name of Registrant as Specified in Charter)

South Carolina	1-5846	57-0507055

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

135 South Main Street, Greenville, SC	29601

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code       (864) 241-5400

n/a

(Former Name or Former Address, if Changed Since Last Report)

ITEM 9. REGULATION FD DISCLOSURE.

[LIBERTY CORPORATION LETTERHEAD]

For further information: Howard Schrott, 864-241-5400

LIBERTY CORPORATION REPORTS THIRD QUARTER RESULTS

Greenville, SC (November 5, 2002) — The Liberty Corp. (NYSE: LC) today reported financial results for the quarter ended September 30, 2002. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.

     For the quarter, net revenue increased 25% to $50.2 million compared with $40.2 million for the prior-year period while broadcast cash flow increased 67% to $21.2 million from $12.7 million for the same period one year ago. Broadcast cash flow, a commonly used measurement to evaluate the operating performance of media properties, is operating income plus depreciation and amortization, non-cash compensation, corporate cash expenses, non-recurring and certain other items.

     Year to date, net revenue has increased 11% compared with the same period of the prior year and Broadcast Cash Flow has increased 27% for the same period.

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LC Reports Third Quarter Results

November 5, 2002

     “It has been another very strong quarter for our group,” said Hayne Hipp, Chief Executive Officer of Liberty. “We continue to see excellent growth in our core local and national business, excluding political revenues, and margins which are as strong as any in the industry.”

     A major group broadcaster, Liberty owns 15 network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX). In addition, Liberty owns CableVantage Inc., a cable advertising sales subsidiary; Take Ten Productions, a video production facility; and Broadcast Merchandising Company, a professional broadcast equipment dealership.

     For further information about Liberty, visit the corporate website, http://www.libertycorp.com/

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise. Broadcast cash flow is a commonly used measurement to evaluate the operating performance of media properties, and is not a measure of financial performance under generally accepted accounting principles.

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THE LIBERTY CORPORATION

Income Statement Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In 000's, except per share data)	2002	2001	2002	2001

		(Unaudited)
REVENUES
Station revenues (net of commissions)	$46,173	$36,925	$133,269	$120,656
Cable advertising and other revenues	3,993	3,232	11,528	9,581

Net revenues	50,166	40,157	144,797	130,237

EXPENSES
Operating expenses	28,725	25,640	84,479	77,529
Amortization of program rights	1,826	2,021	5,542	5,957
Depreciation and amortization of intangibles	4,433	8,397	13,343	23,717
Corporate, general, and administrative expenses	3,586	3,734	9,186	9,885

Total operating expenses	38,570	39,792	112,550	117,088
Operating income	11,596	365	32,247	13,149
Net investment income (loss)	(87)	(1,915)	113	3,967

Income (Loss) before income taxes	11,509	(1,550)	32,360	17,116
Provision for (Benefit from) income taxes	4,332	(589)	12,255	6,504

Income (Loss) before the cumulative effect of a change in accounting principle	7,177	(961)	20,105	10,612
Cumulative effect of a change in accounting principle	—	—	(47,388)	—

NET INCOME (LOSS)	$7,177	$(961)	$(27,283)	$10,612

DILUTED EARNINGS (LOSS) PER SHARE:
Diluted earnings (loss) before the cumulative effect of a change in accounting principle per common share	$0.36	$(0.05)	$1.02	$0.54
Cumulative effect of a change in accounting principle	—	—	(2.40)	—

Diluted earnings (loss) per common share	$0.36	$(0.05)	$(1.38)	$0.54

Weighted average common dilutive shares	19,670	19,526	19,754	19,658
Actual common and common equivalent shares outstanding at end of period	19,639	19,683	19,639	19,683

RECONCILIATION OF OPERATING INCOME TO ADJUSTED BROADCAST CASH FLOW
Operating income per income statement	$11,596	$365	$32,247	$13,149
Add:
Depreciation and amortization	4,433	8,397	13,343	23,717
Adj. for network compensation due vs. accrued	1,233	248	3,699	248
Non-cash compensation	639	224	1,854	533

Operating cash flow	17,901	9,234	$51,143	$37,647
Corporate cash expenses	3,288	3,476	8,394	9,270

Broadcast cash flow	$21,189	$12,710	$59,537	$46,917

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE LIBERTY CORPORATION

By:	/s/ Martha Williams Name: Martha Williams Title: Vice President, General Counsel and Secretary

November 5, 2002